Exhibit 21.1

LIST OF SUBSIDIARIES OF PETROBRAS

PETROBRAS

BRAZIL	ABROAD
Petrobras Distribuidora S.A.—BR	Petrobras Netherlands B.V.—PNBV
Petrobras Transporte S.A.—Transpetro	Petrobras International Braspetro—PIB BV
Petrobras Logística de Exploração e Produção S.A.—PB-LOG	Braspetro Oil Services Company—Brasoil
Transportadora Associada de Gás S.A.—TAG
Petrobras Gás S.A.—Gaspetro
Petrobras Biocombustível S.A.
Petrobras Logística de Gás—Logigás
Liquigás Distribuidora S.A.
Araucária Nitrogenados S.A.
Termomacaé Ltda.
Breitener Energética S.A.
Termobahia S.A.
Baixada Santista Energia S.A.
Petrobras Comercializadora de Energia Ltda.—PBEN
Fundo de Investimento Imobiliário RB Logística—FII
Petrobras Negócios Eletrônicos S.A.—E-Petro
Termomacaé Comercializadora de Energia Ltda 5283 Participações Ltda.
PDET Offshore S.A.
Fábrica Carioca de Catalisadores S.A.—FCC(*)
Ibiritermo S.A.(*)

(*) Joint operations